 WMC Code of Ethics

All of us are responsible for maintaining the very highest ethical standards when conducting business.  In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests.  We must observe exemplary standards of honesty and integrity.

As an Officer and/or Director and/or employee of Washington Management Corporation (WMC) (the Company) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Company (collectively “WMC associates”), you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), JP Morgan Value Opportunities Fund, Inc. (JPMVOF) and Washington Mutual Investors Fund, Inc. (WMIF) (the Funds).  This information places you in a position of special trust.

If you have trouble interpreting laws or regulations pertaining to this Code, ask the WMC Compliance Officer, Michael Stockton, for advice (202) 842-5302.

 General Guidelines

Although specific policies under this Code are discussed in more detail below, these are general guidelines that all WMC associates should be aware of:

*           It is a crime in the U.S. and many other countries to transact in a company’ssecurities while in possession of material non-public information about the company. If there is any question as to whether you’ve received material, non-public information, you should contact the WMC Compliance Officer.

*           You should not knowingly misrepresent facts about the mutual funds we serve tofund shareholders, regulators or any other member of the public.

*           You should not accept (or give) extravagant gifts or entertainment from persons orcompanies that do business with WMC or the Funds or who are trying to solicitbusiness from WMC or the Funds.

*           Safeguarding non-public information – All WMC associates are responsible forsafeguardingnon-public information about the Funds’ holdings.

*           Other types of information (for example information about marketing plans orinformation related to other associates) may also be confidential and should not beshared outside the company.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work.  You must not place yourself or your employer in a position of actual or potential conflict.

This Code has been adopted by WMC pursuant to requirements of the Investment Company Act of 1940 and rules thereunder which prohibit the use of (1) any device, scheme or artifice to defraud the Funds; (2) any act or practice or course of business which operates or would operate as a fraud or deceit upon the Funds; (3) any manipulative practice with respect to the Funds or (4) making untrue statements of a material fact or omitting to state to the Funds a material fact necessary to make any statements made, in light of the circumstances under which they were made, not misleading.  These prohibitions apply to persons subject to this Code.

Insider Trading

Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others.  Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.  These laws can apply to those of us who work for WMC, and it is unlawful under this Code to engage in trading or other conduct which violates the Federal law of “insider trading.”  If you have any questions about whether you have in your possession material, non-public information about the Funds or any other company and whether trading on that information or communicating it to others would be unlawful, please consult with the WMC Compliance Officer.

Person who are employees of Johnston, Lemon & Co. Incorporated may be subject to various policies and procedures of that Company and this Code’s provisions are in addition to and do not affect the applicability of, any similar policies of Johnston, Lemon & Co. Incorporated.

Personal Securities Transactions

The Funds are responsible for the management of substantial assets belonging to millions of shareholders.  Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times.  To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.

There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities.  Lists of securities in the Funds' portfolios are considered confidential until released to the public in accordance with established procedures.

You may not purchase or sell directly or indirectly any security which to your actual knowledge at that time is being purchased or sold, or is being considered for purchase or sale, by one of the Funds of which Washington Management Corporation is the Administrator.

You may not purchase or sell any shares of the Funds in violation of the applicable Fund’s policies with respect to excessive trading.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders.  Note that this policy applies to your spouse and any other immediate family members residing in your household. Each Fund’s policy related to frequent trading of Fund shares may be found in its prospectus.  If you have any questions about these restrictions, please contact the WMC Compliance Officer.

WMC associates and immediate family members residing in the same household may not participate in initial public offierings “IPOs”.  Exceptions may be granted in certain circumstances.

You may not engage in short selling of securities subject to preclearance.

You may not engage in spread betting on securities.

You may not write puts and calls on securities subject to preclearance.

You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues").  Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a Fund served by Washington Management Corporation as business manager except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.

You may not participate in private securities offerings without advance written approval of the WMC compliance officer.

In addition, associates designated as Access Persons by the WMC Compliance Officer are subject to additional restrictions related to personal securities transactions as outlined later in this policy.

Gifts and Entertainment

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work.  Associates must not place themselves or the company in a position of actual or potential conflict.  Associates may not accept (or give) gifts worth more than $100 within a twelve calendar month calendar year period from the same person or company, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company.  In addition, a business entertainment event exceeding $500 in value should not be accepted (or given) unless the associate receives permission from the WMC Compliance Officer.

It may be difficult to determine the fair value of certain gifts or business entertainment.  In such cases, the item should be reported with a full description of the item or event noting the value could not be readily obtained.  Using your business judgment, seek permission from the WMC Compliance Officer for any such gift or entertainment that one may view as possibly exceeding the established limits.

Each calendar quarter, you must report by memorandum any gift exceeding $50 and business entertainment in which an event exceeds $100 to the WMC Compliance Officer (although it is recommended that you report all gifts and entertainment).  This includes items for which pre-clearance have been obtained.

Charitable Contributions

In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of WMC or the Funds to be a factor in soliciting such contributions.

Political Contributions

Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to WMC or the Funds.  For example, contributions to any person currently holding a city, county or state treasurer position in Maryland, Vriginia or the District of Columbia or any candidate running for these offices may raise concerns.  As a result, associates should not make contributions to any persons holding or running for these positions.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above).

Service as a director

All WMC personnel must obtain prior authorization of the WMC Board of Directors before serving on the board of directors of publicly traded companies.
Brokerage Accounts

You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC compliance officer.  You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members residing in your household) exercise investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC compliance officer on a timely basis.

Special Requirements for Associates designated as Access Persons

Those who have access to current investment information in connection with their regular duties are generally considered "access persons."  If you receive an initial holdings or annual holdings report form, you are an access person.  When you first become an access person, you must, within 10 days complete an initial holdings report.  (See “Reporting” below.)

Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the Funds.  This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member residing in the access person’s household) exercises investment discretion or control.

Pre-clearance of Securities Transactions

You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.

The purchase or sale of mutual fund shares does not require pre-clearance.

Permission to engage in private securities offerings, where granted, is not subject to a time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering).

Capital Research and Management Company typically approves transactions of stocks on the WMIF eligible list only if Washington Mutual Investors Fund has no open order on that date with clearance typically for that day only. Because JPMVOF has a wide universe of stocks in which they may trade for the Fund, the compliance officer will retain a list of Fund transactions and clearance will be granted only in those instances when the Fund has not had a transaction in the security during the preceding three business days.  Clearance for JPMVOF will be granted for one day only.

Exception for De Minimus Transactions

You may execute one transaction (either a buy or sell) of 100 shares or less per issuer per calendar month without pre-clearance.  Larger or more frequent transactions must be pre-cleared.  If you pre-clear a transaction and are denied permission, you may not execute a de minimus transaction in that issuer without pre-clearance for a period of seven calendar days.  Additionally, pre-clearance is not required for transactions of $100 or less, not including commissions.

Annual Recertification

All access persons will be required to certify annually that they have read and understood the Code of Ethics and recognize that they are subject thereto.  They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported.  Forms will be supplied for this purpose.

Reporting

Initial

When an access person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, broad-based index/exchange traded funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control.  Such information must be as of a date no longer than 45 days prior to the date the person became an access person.

Periodic

Thereafter, access persons are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds, money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control.  It is required that any new brokerage account subject to the Code have duplicate confirmation statements sent to the WMC compliance officer.  For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC compliance officer via the “Gift/Inheritance/Other Transaction Reporting Form.”

Annually

Annually, all access persons are required to report their holdings as of December 31.  This report, which must be submitted by January 30th each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.

Forms for all of these reports will be provided at each reporting period.

Special

Any purchase followed by a redemption or redemption followed by a purchase (a “round trip”) in shares of any of the Investment Companies within a 60 day period must be reported within 5 days of completing the round trip.  The report must be made by personal memorandum to the WMC Compliance Officer and Fund President.  Systematic purchases or redemptions, dividend reinvestments, and payroll deduction 401(k) investments, and any non-volitional transactions are excepted from this reporting obligation.

Violations

Any material violation of this Code for which the compliance officer recommends the imposition of a sanction shall be referred to the Board of Directors of Washington Management Corporation as appropriate, for resolution.

Board of Directors/Trustees of the Funds

Approval of the Code of Ethics and Amendments to it – The Boards of Directors/Trustees of the Funds will be asked to approve the Code initially and any material amendments to it.  A material amendment to the Code must be approved no later than six months after its adoption by WMC.  The Directors/Trustees of the Funds must receive a certification from WMC that procedures reasonably necessary to prevent access persons from violating the Code have been adopted.  WMC will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees.  This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.

Amended May 28, 2008
Effective  June 1, 2008